Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2016

MANCHESTER, CT - February 22, 2017 - LYDALL, INC. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2016.

HIGHLIGHTS - Q4 2016 vs. Q4 2015

GAAP Financials:

•	Revenue of $144.2 million, up 9.7% from $131.4 million

•	Texel acquisition contributed $17.7 million, or 13.5%

•	Gross margin of 22.2%, flat with Q4 2015

•	Includes acquisition inventory step-up of $0.3 million, or 20 basis points

•	Operating margin of 5.1%, down 290 basis points

•	Includes expense of $3.5 million, or 240 basis points, related to the German Cartel Matter settlement

•	Includes acquisition related expenses and inventory step-up of $1.4 million, or 100 basis points

•	Q4 2015 included an intangible asset impairment charge of $1.4 million, or 100 basis points

•	Earnings per share of $0.26, down 16.1%, from $0.31

•	Includes $0.20 EPS associated with German Cartel Matter settlement

•	Includes $0.06 EPS associated with acquisition related expenses and inventory step-up

Non-GAAP Financial Measures*:

•	Organic sales growth of 0.8%

•	Above market growth in three segments, offset by continued softness in Technical Nonwovens’ power generation markets

•	Adjusted gross margin of 22.4%, up 20 basis points

•	Adjusted operating margin of 8.4%, down 60 basis points

•	Includes amortization of acquired intangibles of $0.6 million, or 40 basis points

•	Adjusted earnings per share of $0.52, up 13.0% from $0.46 per share

•	Adjusted EBITDA margin of 12.5%, up 20 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “Lydall delivered strong organic revenue growth in our Thermal/Acoustical Metals, Performance Materials and Thermal/Acoustical Fibers segments of 11.1%, 8.9% and 5.1%, respectively. The Technical Nonwovens segment experienced an organic sales decline of (19.9%), as the weakness in the domestic power generation market and general softness in China continued, but this was offset by increased sales from the Texel acquisition of $17.7 million. While gross margin improved in three of our segments, our consolidated results for the fourth quarter fell short of our expectations as they were impacted by persistent operating inefficiencies in our Thermal/Acoustical Metals segment as this business continued to face challenges with ramping up to increased demand in North America and changing product mix in Europe. Effecting the necessary operating changes is taking longer than we expected in this business, but the underlying root causes have been identified and corrective actions are being implemented.”

Mr. Barnhart added, “I am pleased with our full year 2016 performance and continued execution on our strategy as we delivered strong organic growth in three of four segments and successfully completed the acquisitions of Texel and Gutsche, both of which significantly improve our strategic position. Moreover, we reported gross margin and adjusted gross margin improvement of 100 basis points and 150 basis points, respectively. Year-over-year adjusted operating margin grew by 100 basis points, finishing 2016 at 11.3%. Adjusted earnings per share grew by 24.3% to $2.61 in 2016 and adjusted EBITDA was $84.8 million, or 15.0% of net sales.”

Q4 2016 Results

Net sales increased 9.7% to $144.2 million, compared to $131.4 million in the fourth quarter of 2015. The Technical Nonwovens segment reported $9.3 million, or 26.7%, of sales growth, including $17.7 million from the Texel acquisition, partially offset by lower legacy product sales of $8.4 million from depressed power generation industrial filtration product sales and lower demand in China. Growth in the Performance Materials segment net sales was driven by both improved market demand and share gains for filtration products. The Thermal/Acoustical Metals (“T/A Metals”) and Thermal/Acoustical Fibers ("T/A Fibers") segments were positively impacted by increased parts sales of 12.3% and 5.3%, respectively, due to increased demand and new platform launches.

Gross margin at 22.2% was flat with fourth quarter 2015, as mix and cost improvements in the Technical Nonwovens and T/A Fibers segments were offset by operating inefficiencies in the T/A Metals segment. Gross margin performance in the T/A Metals segment resulted in a reduction to Lydall’s consolidated gross margin by approximately 120 basis points.

Operating margin was 5.1% compared to 8.0% in the fourth quarter of 2015. The German Cartel settlement of $3.5 million, increased salaries and wages of $1.3 million and acquisition related charges of $1.1 million contributed to increased selling, product development and administrative expenses of $6.0 million, or 290 basis points as a percentage of net sales. Adjusted operating margin was 8.4% compared to 9.0% in the fourth quarter of 2015.

The Company's effective tax rate was 38.9% compared to 48.9% in the fourth quarter of 2015. The effective tax rate in the fourth quarter of 2016 was negatively impacted by 12.6% due to the non-deductible German Cartel settlement. Comparatively, the effective tax rate in fourth quarter of 2015 was negatively impacted by 15.5% from state tax law changes and a non-deductible intangible asset impairment charge in that period.

Net income was $4.4 million, or $0.26 per diluted share, compared to $5.3 million, or $0.31 per diluted share in the fourth quarter of 2015. Adjusted earnings per share increased 13.0% to $0.52, compared to $0.46 per share in the fourth quarter of 2015.

Full Year 2016 Results

Net sales were $566.9 million compared to $524.5 million in 2015, including net sales of $40.9 million contributed by Texel since its acquisition in early July. Organic sales growth was 1.5% led by above market growth in the T/A Metals, Performance Materials and T/A Fibers segments of 9.7%, 9.5% and 6.3%, respectively, offset by a decline in the Technical Nonwovens segment of (14.6%). Gross margin was 24.4%, an improvement of 100 basis points and adjusted gross margin was 24.8%, an improvement of 150 basis points from 2015. Operating margin was 9.7% and adjusted operating margin was 11.3% compared to operating margin of 10.0% and adjusted operating margin of 10.3% in 2015. Earnings per share in 2016 were $2.16, compared to $2.71 per share in 2015, which included $0.69 per share from a divested business. Adjusted earnings per share were $2.61 compared to $2.10 in 2015, an increase of 24.3%.

Liquidity

The Company generated cash from operating activities of $69.7 million in 2016 compared to $36.1 million in 2015, with the increase driven by improvements in operating performance, tighter working capital management and cash flows from the acquisition of Texel. The Company’s cash on hand of $71.9 million and availability of $44.6 million from the domestic credit facility provide additional capacity to support organic growth programs, fund capital investments and continue pursuits of attractive acquisitions. At December 31, 2016, the Company’s net leverage ratio (debt less cash divided by trailing twelve months EBITDA) was approximately 0.8X.

Outlook

Mr. Barnhart concluded, “Overall, demand in our end markets remains solid, and we are starting to see early signs of stabilization and improvement in the power generation and energy space where Technical Nonwovens has faced market weakness since early 2016. We are encouraged by improving order activity and increased backlog entering the year in these industrial filtration focused applications. We expect demand in our automotive segments to be steady with recent periods as we continue to benefit from the relative strength of the platforms we serve. In the Performance Materials segment, we expect improved demand to continue in our filtration markets, and in the insulation space, we are experiencing early signs of increased quoting activity in liquid natural gas and energy related applications. Operationally, a critical focus area for us is to ensure that the productivity improvements and corrective actions we have been putting in place in the Thermal/Acoustical Metals segment are executed effectively and sustained so that we are able to realize operating improvement. And finally, we remain focused on the integration of the Texel and Gutsche businesses, and I am pleased with our progress to date.”

Conference Call

Lydall will host a conference call on February 23, 2017, at 10:00 a.m. Eastern Time to discuss results for its fourth quarter and year ended December 31, 2016 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 12:00 p.m. Eastern Time on February 23, 2017 through 11:59 p.m. Eastern Time, March 2, 2017 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10101661. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the integration of the Texel and Gutsche acquisitions, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2016.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
David D. Glenn
Vice President, Corporate Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2016*	2015	2016	2015

Net sales	$144,192	$131,398	$566,852	$524,505
Cost of sales	112,210	102,181	428,310	402,008
Gross profit	31,982	29,217	138,542	122,497

Selling, product development and administrative expenses	24,688	18,688	83,750	70,020
Operating income	7,294	10,529	54,792	52,477

Gain on sale of business	—	—	—	(18,647)
Interest expense	425	160	1,068	755
Other income, net	(331)	(35)	(1,215)	(654)
Income before income taxes	7,200	10,404	54,939	71,023

Income tax expense	2,798	5,085	17,821	24,764
Income from equity method investment	$(18)	$—	$(69)	$—
Net income	4,420	5,319	37,187	46,259

Earnings per share:
Basic	$0.26	$0.32	$2.20	$2.76
Diluted	$0.26	$0.31	$2.16	$2.71

Weighted average number of common shares outstanding	16,911	16,751	16,871	16,746
Weighted average number of common shares and equivalents outstanding	17,306	17,095	17,241	17,084

*During the quarter ended December 31, 2016, the Company recorded out of period adjustments reducing gross profit by $0.9 million and diluted earnings per share by $0.03 to correct inventory and cost of sales errors within the Thermal/Acoustical Metals and Technical Nonwovens segments. These errors resulted in the overstatement of income before income taxes by $0.5 million, or $0.02 diluted earnings per share in the second quarter of 2016, and $0.4 million, or $0.01 diluted earnings per share in the third quarter of 2016. These errors were quantitatively and qualitatively immaterial to all 2016 quarterly periods and had no impact on year ended December 31, 2016 financial results.

Summary of Segment Information
and Other Products and Services
In thousands
(Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net Sales

Performance Materials Segment	$25,948	$23,946	$111,128	$101,478
Technical Nonwovens Segment	44,174	34,876	155,505	139,133
Thermal/Acoustical Metals Segment	43,095	41,444	174,974	160,932
Thermal/Acoustical Fibers Segment	36,954	36,479	149,412	138,747
Other Products and Services:
Life Sciences Vital Fluids	—	—	—	1,671
Eliminations and Others	(5,979)	(5,347)	(24,167)	(17,456)
Consolidated Net Sales	$144,192	$131,398	$566,852	$524,505

Operating Income**

Performance Materials Segment	$2,237	$719	$12,339	$6,790
Technical Nonwovens Segment	2,777	2,373	15,584	13,431
Thermal/Acoustical Metals Segment	(1,528)	3,194	11,562	15,517
Thermal/Acoustical Fibers Segment	10,472	9,367	41,452	37,086
Other Products and Services:
Life Sciences Vital Fluids	—	—	—	118
Corporate Office Expenses	(6,664)	(5,124)	(26,145)	(20,465)
Consolidated Operating Income	$7,294	$10,529	$54,792	$52,477

**During the quarter ended December 31, 2016, the Company recorded out of period adjustments reducing operating income by $0.5 million in the Technical Nonwovens segment and by $0.4 million in the Thermal/Acoustical Metals segment to correct inventory and cost of sales errors. These errors resulted in the overstatement of Technical Nonwovens segment operating income by $0.5 million in the second quarter of 2016, and Thermal/Acoustical Metals segment operating income by $0.4 million in the third quarter of 2016. These errors were quantitatively and qualitatively immaterial to all 2016 quarterly periods and had no impact on year ended December 31, 2016 segment financial results.

Financial Position
In thousands except ratio data
(Unaudited)
	December 31, 2016	December 31, 2015

Cash and cash equivalents	$71,934	$75,909
Working capital	$165,162	$158,303
Total debt	$128,775	$20,479
Stockholders' equity	$273,456	$245,225
Total capitalization	$402,231	$265,704
Total debt to total capitalization	32.0%	7.7%

Cash Flows
In thousands	Quarter Ended		Year Ended
(Unaudited)	December 31,		December 31,
	2016	2015	2016	2015

Net cash provided by operating activities	$22,305	$21,213	$69,727	$36,110
Net cash (used for) provided by investing activities	$(57,577)	$(5,185)	$(177,708)	$7,905
Net cash provided by (used for) financing activities	$31,893	$(19,531)	$106,375	$(26,707)
Depreciation and amortization	$5,495	$4,307	$19,559	$17,275
Capital expenditures	$(6,434)	$(5,185)	$(25,466)	$(20,645)

Common Stock Data
Quarter Ended December 31,
	2016	2015

High	$64.85	$38.86
Low	$44.14	$28.16
Close	$61.85	$35.48

During the fourth quarter of 2016, 6,947,000 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net sales, as reported	$144,192	$131,398	$566,852	$524,505
Divested business	—	—	—	(1,671)
Net sales, adjusted	$144,192	$131,398	$566,852	$522,834

Gross profit, as reported	$31,982	$29,217	$138,542	$122,497
Inventory step-up purchase accounting adjustment	347	—	1,954	—
Divested business	—	—	—	(534)
Gross profit, adjusted	$32,329	$29,217	$140,496	$121,963

Gross margin, as reported	22.2%	22.2%	24.4%	23.4%
Gross margin, adjusted	22.4%	22.2%	24.8%	23.3%

Operating income, as reported	$7,294	$10,529	$54,792	$52,477
Acquisition related expenses	1,057	—	3,702	—
Inventory step-up purchase accounting adjustment	347	—	1,954	—
German Cartel settlement	3,479	—	3,479	—
Long-lived asset impairment charge	—	1,354	—	1,354
Divested business	—	—	—	(118)
Operating income, adjusted	$12,177	$11,883	$63,927	$53,713

Operating margin, as reported	5.1%	8.0%	9.7%	10.0%
Operating margin, adjusted	8.4%	9.0%	11.3%	10.3%

Diluted earnings per share, reported	$0.26	$0.31	$2.16	$2.71
Acquisition related expenses	$0.06	$—	$0.21	$—
Inventory step-up purchase accounting adjustment	$0.02	$—	$0.11	$—
Gain on sale of business	$—	$—	$—	$(1.09)
German Cartel settlement	$0.20	$—	$0.20	$—
Long-lived asset impairment charge	$—	$0.08	$—	$0.08
Tax effect of above adjustments	$(0.02)	$—	$(0.07)	$0.40
Discrete tax adjustments	$—	$0.07	$—	$—
Diluted earnings per share, adjusted	$0.52	$0.46	$2.61	$2.10

This press release reports adjusted results for the quarters and years ended December 31, 2016 and 2015, which excludes corporate acquisition related expenses, a purchase accounting adjustment related to inventory step-up in the Technical Nonwovens segment, a settlement related to the German Cartel investigation in the Thermal/Acoustical Metals segment, a non-cash intangible asset impairment charge in the Performance Materials segment and the disposition of the Life

Sciences Vital Fluids business in January 2015, all tax affected at jurisdictional tax rates, and discrete income tax adjustments.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended December 31,
	2016	% of sales	2015	% of sales

Net income	$4,420		$5,319
Interest expense	425		160
Income tax expense	2,798		5,085
Depreciation and amortization	5,495		4,307
EBITDA	$13,138	9.1%	$14,871	11.3%

Inventory step-up purchase accounting adjustment	$347		$—
Acquisition related expenses	1,057		—
German Cartel settlement	3,479		—
Long-lived asset impairment charge	—		1,354
EBITDA, adjusted	$18,021	12.5%	$16,225	12.3%

	For the Years Ended December 31,
	2016	% of sales	2015	% of sales (1)

Net income	$37,187		$46,259
Interest expense	1,068		755
Income tax expense	17,821		24,764
Depreciation and amortization	19,559		17,275
EBITDA	$75,635	13.3%	$89,053	17.0%

Inventory step-up purchase accounting adjustment	$1,954		$—
Acquisition related expenses	3,702		—
German Cartel settlement	3,479		—
Gain on sale of divested business	—		(18,647)
Divested business	—		(118)
Long-lived asset impairment charge	—		1,354
EBITDA, adjusted	$84,770	15.0%	$71,642	13.7%

(1) Net sales of $1.7 million from the disposed Life Sciences Vital Fluids business were excluded.

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters and years ended December 31, 2016 and 2015 and adjusted EBITDA which excludes acquisition related expenses, a purchase accounting adjustment related to inventory step-up, a settlement related to the German Cartel investigation, a non-cash intangible asset impairment charge and the disposition of the Life Sciences Vital Fluids business.

Organic Sales
(Unaudited)

	Quarter Ended December 31, 2016
	Performance Materials	Technical Nonwovens	Thermal/ Acoustical Metals	Thermal/Acoustical Fibers		Consolidated
Sales growth, as reported	8.4%	26.7%	4.0%	1.3%		9.7%
Texel acquisition	—%	(50.9)%	—%	—%		(13.5)%
Change in tooling sales	—%	—%	6.1%	3.8%		3.0%
Foreign currency translation	0.5%	4.3%	1.0%	—%		1.6%
Organic sales growth	8.9%	(19.9)%	11.1%	5.1%		0.8%

	Year Ended December 31, 2016
	Performance Materials	Technical Nonwovens	Thermal/ Acoustical Metals	Thermal/Acoustical Fibers	Other Products and Services	Consolidated
Sales growth, as reported	9.5%	11.8%	8.7%	7.7%	(100.0)%	8.1%
Texel acquisition	—%	(29.4)%	—%	—%	—%	(7.5)%
Change in tooling sales	—%	—%	0.6%	(1.4)%	—%	(0.1)%
Foreign currency translation	—%	3.0%	0.4%	—%	—%	1.0%
Disposition of Life Sciences Vital Fluids business	—%	—%	—%	—%	100.0%	—%
Organic sales growth	9.5%	(14.6)%	9.7%	6.3%	—%	1.5%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired and sold businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.